Exhibit 10.2

April 16, 2020

Mr. William R. Ringo

VIA ELECTRONIC MAIL

Dear Bill,

This letter amends the employment offer letter we entered into with you on October 4, 2019, as amended October 8 and December 20, 2019 (the “Offer Letter”).

You will continue as an employee of Five Prime through May 31, 2020.  We will continue to pay you at an annualized base salary rate of $631,000 through April 30, 2020.  For the month of May 2020, we will pay you at an annualized base salary rate of $315,500 in recognition of your reduced time commitment to Five Prime during this transition period.

The determination of your target bonus under your Offer Letter will be revised for your service as interim Chief Executive Officer and an employee of Five Prime to be the sum of (i) 50% of the aggregate base salary we paid you through February 29, 2020 as interim Chief Executive Officer and (ii) 60% of the aggregate base salary we will have paid you through May 31, 2020 as an employee of Five Prime.

We will pay you the $13,500 monthly cost of your short-term housing and semi-monthly payment of $1,000 for the estimated cost of transportation that we agreed to in the Offer Letter through April 30, 2020.  During the month of May 2020, however, you will not receive these payments for your short-term housing or costs of transportation.

We will grant you a Monthly Option (as that term is defined in the Offer Letter) on or promptly after April 19, 2020 on the terms set forth in the Offer Letter.  The Monthly Option to be granted on or promptly after May 19, 2020 will be for a number of option shares (rounded up to the nearest whole share) having a fair value of $60,000 determined using a Black-Scholes factor of 61.7% and the average closing price of a share of common stock for the 20 trading days preceding May 19, 2020 (i.e. $60,000 ÷ (61.7% × such average closing price of a share of common stock)).

To accept this amendment to your Offer Letter, please sign below.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ Peder Jensen

Peder Jensen

Chairman of the Compensation and Management Development Committee of the Board of Directors

Accepted:

/s/ William R. Ringo

William R. Ringo

Five Prime Therapeutics, Inc.

111 Oyster Point Boulevard

South San Francisco, CA 94080